Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-130137

December 7, 2005

PUBLIC STORAGE, INC.

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

7.00% CUMULATIVE PREFERRED STOCK, SERIES G

Final Term Sheet

Issuer: Public Storage, Inc. (PSA)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 7.00% Cumulative Preferred Stock, Series G

Size: 4,000,000 shares

Over-allotment Option: 0 shares at $25.00 per share

Type of Security: SEC Registered—Registration Statement No. (333-130137)

Public Offering Price: $25.00 per share; $100 million total

Underwriting

Discounts and Commissions: $.7875 per share for Retail Orders; $ 2,500,312.5 total; and $.5000 per share for Institutional Orders; $412,500 total

Proceeds to the

Company, before expenses: $ 97,087,187.50 total;

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC

Co-managers:	A.G. Edwards & Sons, Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Raymond James & Associates, Inc., Wells Fargo Securities, LLC.

Underwriting:	Merrill Lynch, Pierce, Fenner & Smith Incorporated	626,668
	Morgan Stanley & Co. Incorporated	626,667
	Wachovia Capital Markets, LLC	626,667
	A.G. Edwards & Sons, Inc.	626,666
	Credit Suisse First Boston, LLC	626,666
	Deutsche Bank Securities Inc.	626,666
	Goldman, Sachs & Co.	80,000
	Raymond James & Associates, Inc.	80,000
	Wells Fargo Securities, LLC	80,000

Dividend Rights: 7.00% of the liquidation preference per annum

Redemption: The shares may not redeemed until on or after December 12, 2010

Settlement Date: December 12, 2005 (T+3)

Delivery Date: December 12, 2005

Selling Concession: $.50/Share for Retail Orders; $.30/Share for Institutional Orders

Reallowance to other dealers: $.45/share

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.